Exhibit 99.1

Energy XXI Enters Blackbeard Prospect,
Provides Operations Update

HOUSTON – April 3, 2008 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI, EXXS) today provided an operations update, including announcement of an agreement allowing the company to earn working interests in the South Timbalier Block 168 No. 1 exploration well, formerly known as the Blackbeard West No. 1, in the relatively shallow waters of the Gulf of Mexico shelf.
Energy XXI entered into an agreement with McMoRan Exploration Company (NYSE: MMR) to earn a 20 percent working interest in five blocks encompassing the Blackbeard West prospect. Subject to certain preferential rights held by third parties, McMoRan will also assign a proportional share of its interest in 81 additional blocks covering approximately 425,000 gross acres associated with the ultra-deep trend to Energy XXI.  In total, Energy XXI will pay up to $5.5 million for the right to participate in the re-entry of South Timbalier Block 168 and for a share of the additional acreage.
The original Blackbeard West #1 exploration test, located at South Timbalier 168 in 70 feet of water offshore Louisiana, was drilled to 30,067 feet by a separate producer group but was temporarily abandoned.  McMoRan resumed operations on March 18 with the expectation of deepening the well to a proposed total depth of 31,267 feet to evaluate deeper Miocene targets.
Current Blackbeard West participants include McMoRan, the operator, with a 32.3 percent working interest, Energy XXI with 20 percent and Plains Exploration Company (NYSE: PXP) with 35 percent.
“Blackbeard is an exciting, opportunistic addition to our drilling program, offering multiple trillions of cubic feet of natural gas potential,” Energy XXI Chairman and Chief Executive Officer John Schiller said.  “We reserve a portion of our drilling budget for swing-for-the-fences projects such as this, and are pleased to team up with McMoRan again, following our joint success last year with the Laphroaig discovery.  Prior to this agreement, Energy XXI had begun drilling or had scheduled within the next few months to spud six prospects with net unrisked reserves potential totaling nearly 50 million barrels of oil equivalent (MMBOE).  As a reference point, our fiscal year-end proved reserves totaled 55.6 MMBOE. Adding Blackbeard to the portfolio significantly increases the potential to grow the company through near-term exploration.”

Energy XXI today also provided updates on other operational matters:
•	Volumes for the fiscal third quarter ended March 31 are estimated to have averaged more than 26,000 barrels of oil equivalent per day (BOE/d), with March volumes exceeding 27,000 BOE/d;
•
A new daily high production record of 29,312 BOE/d was set on March 18, assisted by the first well recompletion performed on the Main Pass fields acquired in June 2007, as the MP 61 #B-1 (50 percent working interest) well was placed back on line at 560 BOE/d (net);

•
The Cote de Mer prospect (35 percent working interest) resumed drilling operations in late March, preparing to side-track at about 13,000 feet with the anticipation of reaching total vertical depth of 21,932 feet in late June;

•	The deep J Prospect (38.6 percent working interest) at the company’s Rabbit Island field found more than 600 feet of wet sand within the target interval and was abandoned;
•	The second well in the Lake Salvador exploratory area onshore Louisiana was an apparent success, and a third well is currently drilling;
•	The Greene & Broussard Plantations Inc. #1 well targeting the Kaplan prospect (87.5 percent working interest) in Vermillion Parish spud on March 28.
“We are pleased with the operational results delivered in the just-completed fiscal third quarter and look forward to the results from the drilling program we have in place,” Schiller said.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers.  Tom O’Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Collins Stewart Europe Limited and Tristone Capital Limited are Energy XXI listing brokers in the United Kingdom.  In the United States, BMO Capital Markets, Collins Stewart, Dahlman Rose & Co., Jefferies & Company, Natixis Bleichroeder and Sterne Agee & Leach, Inc. are market makers. To learn more, visit the Energy XXI website at www.energyxxi.com.

GLOSSARY

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MMBOE – million barrels of oil equivalent.

MD – measured depth.

Net Pay – cumulative hydrocarbon-bearing formations.

Spud – to begin drilling a well.

TD – target total depth of a well.

TD’d – to finish drilling a well.

TVD – total vertical depth.

Workover – operations on a producing well to restore or increase production. A workover may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Seema Paterson
+44 207 523 8321
spaterson@collins-stewart.com
Pelham PR
James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Alisdair Haythornthwaite
+44 207 743 6676
alisdair.haythornthwaite@pelhampr.com